UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 6, 2017

DCP MIDSTREAM, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2500

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 595-3331

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2017, DCP Midstream, LP (the “Partnership”) and its 100% owned subsidiary, DCP Midstream Operating, LP (the “Company”), entered into the Second Amended and Restated Credit Agreement with Mizuho Bank, Ltd. (“Mizuho”), as Administrative Agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement extended the maturity date of the Company’s Prior Credit Agreement (as defined below) from May 1, 2019 to December 6, 2022 and slightly increased total borrowing capacity to $1.4 billion. As described below, the Credit Agreement is substantially similar in terms to the Prior Credit Agreement.

The Credit Agreement provides for an unsecured revolving credit facility in an aggregate principal amount of up to $1.4 billion, with an option for the Company to increase the revolving loan commitment by an aggregate principal amount of up to $500 million, subject to requisite lender approval. Loans under the Credit Agreement will be used for working capital and for other general partnership purposes, including acquisitions. The Credit Agreement has a five-year term and may be extended for up to two additional one-year periods subject to requisite lender approval.

The Credit Agreement provides sublimits for swingline loans and for the issuance of letters of credit. Loans under the Credit Agreement accrue interest based, at the Company’s election, on either the LIBOR rate or the base rate, in each case, plus an applicable margin. The applicable margin used in connection with interest rates and fees under the Credit Agreement is based on the Partnership’s or the Company’s, as applicable, non-credit-enhanced, senior unsecured long-term debt rating at the applicable time. The Company’s obligations under the Credit Agreement are unsecured and are guaranteed by the Partnership. None of the Company’s subsidiaries will guarantee the obligations under the Credit Agreement, unless the subsidiaries agree to guarantee certain other debt of the Company in the future or the Company otherwise elects to cause any such subsidiary to become a guarantor of the obligations under the Credit Agreement.

The Credit Agreement contains customary covenants including, but not limited to, (1) a maximum consolidated leverage ratio of the Partnership (the ratio of Consolidated Net Indebtedness to Consolidated EBITDA, in each case as defined in the Credit Agreement) of (a) 5.75 to 1.0 for the fiscal quarter ending December 31, 2017, (b) 5.50 to 1.0 for the fiscal quarter ending March 31, 2018, (c) 5.25 to 1.0 for the fiscal quarter ending June 30, 2018, and (d) 5.00 to 1.0 for the fiscal quarter ending September 30, 2018 and each fiscal quarter ending thereafter; provided, that for certain material acquisitions consummated during any fiscal quarter ending June 30, 2018 or thereafter, the consolidated leverage ratio shall not exceed 5.50 to 1.0 at the end of such quarter and at the end of the two fiscal quarters immediately thereafter, and (2) limitations on incurrence of liens on assets, indebtedness, mergers and consolidations, transactions with affiliates, and sales of assets. The Credit Agreement also includes customary lending conditions, representations and warranties, events of default and indemnification provisions. Amounts outstanding under the Credit Agreement may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control, subject in some cases to cure periods.

Affiliates of certain of the lenders under the Credit Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On December 6, 2017, in connection with entering into the Credit Agreement, the Company terminated the Amended and Restated Credit Agreement, dated as of May 1, 2014, with Mizuho, as Administrative Agent, and the lenders party thereto (the “Prior Credit Agreement”). The information set forth under Item 1.01 above is incorporated in its entirety herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated in its entirety herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of December 6, 2017, by and among DCP Midstream Operating, LP, DCP Midstream, LP, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2017	DCP MIDSTREAM, LP

	By:	DCP MIDSTREAM GP, LP
its General Partner

		By:	DCP MIDSTREAM GP, LLC
its General Partner

			By:	/s/ Sean P. O’Brien
			Name:	Sean P. O’Brien
			Title:	Group Vice President and Chief Financial Officer